VF MALL LLC

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FINANCIAL STATEMENTS

As of December 31, 2002 and 2001

VF MALL LLC

TABLE OF CONTENTS

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Page

Report of Independent Auditors	1

Financial Statements:

Balance Sheets	2

Statements of Income	3

Statements of Member's Equity	4

Statements of Cash Flows	5

Notes to Financial Statements	6-12

REPORT OF INDEPENDENT AUDITORS

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To the Member of

VF MALL LLC

We have audited the accompanying balance sheets of VF Mall LLC, a Delaware limited liability company (the "Company") as of December 31, 2002 and 2001, and the related statements of income, member's equity and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VF Mall LLC as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States.

Los Angeles, California

January 21, 2003

VF MALL LLC

BALANCE SHEETS

December 31, 2002 and 2001

(In Thousands)

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	2002	2001
ASSETS

INVESTMENT IN REAL ESTATE
Land	$9,648	$9,648
Building, improvements and equipment	456,478	438,661
Less accumulated depreciation	(35,379)	(22,440)

Net property and equipment	430,747	425,869

Construction in progress	193	702

Net investment in real estate	430,940	426,571

CASH AND CASH EQUIVALENTS	10,009	4,433

ACCOUNTS RECEIVABLE, net of allowance for doubtful accounts of $92 and $120 in 2002 and 2001, respectively	2,251	2,946

DEFERRED EXPENSES AND OTHER ASSETS, net	4,619	3,045

Total assets	$447,819	$436,995

LIABILITIES AND MEMBER'S EQUITY

NOTE PAYABLE	$343,555	$251,774

DUE TO AFFILIATE	308	-

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES	15,152	4,990

Total liabilities	359,015	256,764

MEMBER'S EQUITY	88,804	180,231

Total liabilities and member's equity	$447,819	$436,995

The accompanying notes are an integral part of the financial statements.

VF MALL LLC

STATEMENTS OF INCOME

For The Years Ended December 31, 2002 and 2001

(In Thousands)

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	2002	2001
REVENUES:
Minimum rents	$40,248	$29,928
Tenant recoveries	14,674	12,377
Percentage rents	716	1,918
Specialty leasing	3,093	2,919
Miscellaneous	288	258

Total revenues	59,019	47,400

EXPENSES:
Recoverable	12,961	11,084
Landlord	234	161
Specialty leasing	228	197
Management fees	1,229	943

Total expenses	14,652	12,385

Income from operations	44,367	35,015

OTHER EXPENSES:
Interest expense, net	(15,572)	(10,178)
Depreciation and amortization	(13,316)	(11,256)

Total other expenses	(28,888)	(21,434)

Net income	$15,479	$13,581

The accompanying notes are an integral part of the financial statements.

VF MALL LLC

STATEMENTS OF MEMBER'S EQUITY

For The Years Ended December 31, 2002 and 2001

(In Thousands)

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BALANCE, DECEMBER 31, 2000	$ 171,574

Contributions	7,505

Distributions	(12,429)

Net income	13,581

BALANCE, DECEMBER 31, 2001	180,231

Contributions	5,770

Distributions	(112,676)

Net income	15,479

BALANCE, DECEMBER 31, 2002	$ 88,804

The accompanying notes are an integral part of the financial statements.

VF MALL LLC

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2002 and 2001

(In Thousands)

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	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,479	$13,581
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	13,504	11,359
Amortization of deferred loan fees	42
Changes in assets and liabilities:
Accounts receivable, net	695	(836)
Due to affiliate	308	1,350
Deferred expenses and other assets	(1,807)	(887)
Accounts payable and accrued liabilities	3,530	234

Net cash provided by operating activities	31,751	24,801

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to building, improvements, and equipment	(2,330)	(650)
Construction in progress expenditures	(8,720)	(71,434)

Net cash used in investing activities	(11,050)	(72,084)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions by member	5,770	7,505
Distributions to member	(112,676)	(12,429)
Proceeds from note payable	354,502	54,295
Repayment of note payable	(262,721)	-

Net cash (used in)/provided by financing activities	(15,125)	49,371

Increase in cash and cash equivalents	5,576	2,088

CASH AND CASH EQUIVALENTS, at beginning of year	4,433	2,345

CASH AND CASH EQUIVALENTS, end of year	$10,009	$4,433

Supplemental cash flow information:

Interest paid (net of amounts capitalized )	$15,261	$10,985

Non cash investing information provided in Note 7

The accompanying notes are an integral part of the financial statements.

VF MALL LLC

NOTES TO FINANCIAL STATEMENTS

(In Thousands)

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1. ORGANIZATION:

VF Mall LLC, a Delaware limited liability company, (the "Company") is a wholly-owned subsidiary of Valley Fair UTC LLC ("Holding LLC"), indirectly owned 50% by Westfield America, Inc. through its ownership of Westfield America Limited Partnership and other affiliates, and 50% by a group of pension trusts.

The Company was formed on June 23, 1999 for the purpose of owning and operating Westfield Shoppingtown Valley Fair, a super-regional shopping-center located in San Jose, California (the "Center"), consisting of 1,475,000 square feet of rental space, including 740,000 square feet of specialty shop space.

The Company distributes all available cash after debt service to Holding LLC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Investment in Real Estate:

Buildings, improvements and equipment are stated at cost. Costs related to the acquisition, development, construction and improvement of properties are capitalized. Interest, real estate taxes, insurance and development related costs incurred during the construction period are capitalized until construction is substantially complete. Expenditures for repairs and maintenance are charged to expense as incurred. Certain repair and maintenance costs are chargeable to the tenants as provided in their leases. Such reimbursements are included in recoveries from tenants in the statement of income. Depreciation is computed on the straight-line method over the estimated useful life of the property, which generally range from 5 to 40 years, or in the case of leasehold improvements, over the initial term of the related leases.

In accordance with Financial Accounting Standards Board Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company annually evaluates long-lived assets by identifying indicators of impairment and, if such indicators exist, by comparing the sum of the estimated undiscounted future cash flows for each asset to the asset's carrying amount. When indicators of impairment are present and the sum of the undiscounted cash flows is less than the carrying value of such asset, an impairment loss is recorded equal to the difference between the asset's current carrying value and its value based upon discounting its estimated future cash flows. There were no indicators of impairment noted in the carrying amount of the Company's long-lived assets at December 31, 2002.

VF MALL LLC

NOTES TO FINANCIAL STATEMENTS

(In Thousands)

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2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Cash and Cash Equivalents:

The Company considers all highly liquid investments with an original maturity of three months or less at date of purchase to be cash equivalents.

Revenue Recognition:

Shopping center space is generally leased to specialty retailers under leases which are accounted for as operating leases. Minimum rent revenues are recognized on a straight-line basis over the respective lease term. Percentage rents are recognized on an accrual basis as earned. Recoveries from retailers, which include an administrative fee, are recognized as income in the period the applicable costs are incurred.

Accounts Receivable:

Accounts receivable include amounts billed to retailers, deferred rent receivables arising from straight-lining of rents and accrued recoveries from retailers. Management periodically evaluates the collectibility of these receivables and adjusts the allowance for doubtful accounts to reflect the amounts estimated to be uncollectible.

Deferred Expenses and Other Assets:

Deferred expenses and other assets include costs associated with tenant leases and prepaid expenses. Costs associated with obtaining the note payable are amortized over the life of the note. Costs related to leasing activities are capitalized and amortized over the initial term of the related lease.

Income Taxes:

Income of the Company is included in the member's tax return; therefore, no provision is made in the accompanying financial statements for federal or state income taxes.

VF MALL LLC

NOTES TO FINANCIAL STATEMENTS

(In Thousands)

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2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3. PROPERTY RENTALS:

Substantially all of the property owned by the Company is leased to third-party retailers under operating leases as of December 31, 2002. Lease terms vary between retailers and some leases include percentage rental payments based on sales volume.

Future minimum rental revenues under noncancelable operating leases as of December 31, 2002, are as follows:

2003	$42,855 5
2004	42,114
2005	40,968
2006	39,678
2007	35,706
Thereafter	134,855

$ 336,176

These amounts do not include percentage rentals that may be received under certain leases on the basis of retailer sales in excess of stipulated minimums.

VF MALL LLC

NOTES TO FINANCIAL STATEMENTS

(In Thousands)

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4. DEFERRED EXPENSES AND OTHER ASSETS:

Deferred expenses and other assets are summarized as follows:

	December 31,
	2002	2001
Lease costs, net of accumulated amortization of
$971 and $405 in 2002 and 2001, respectively	$ 3,631	$2,969
Loan costs, net of accumulated amortization of
$42 and $0 in 2002 and 2001, respectively	721	-
Prepaid expenses and other assets	267	76

	$ 4,619	$3,045

5. NOTE PAYABLE:

Concurrently with the capitalization of the Company, the Company obtained loan proceeds from a group of banks, secured by a deed of trust on Westfield Shoppingtown Valley Fair and a related assignment of rents. The note had a maximum loan amount of $275,000, of which $165,000 was utilized to refinance the existing mortgage debt and the remainder was made available to fund the redevelopment of Westfield Shoppingtown Valley Fair. The loan was repaid in June 2002 and required monthly interest payments at LIBOR + 2.00%. The balance at December 31, 2001 was $251,774.

In June 2002, the Company closed a $345,000 ten year loan with Lehman Brothers, Inc. and UBS Warburg, secured by a first mortgage on the Center. The note bears interest at a fixed rate 6.301%, with principal and interest payments of $2,136 due monthly through July 2012, at which time the outstanding principal and accrued interest is due. The net proceeds from this loan were used to retire the existing debt on the Center, with an outstanding principal balance of $261,276. The Company made a $79,549 distribution to Holding LLC from the net proceeds of the refinancing. At December 31, 2002 the outstanding loan balance was $343,555.

VF MALL LLC

NOTES TO FINANCIAL STATEMENTS

(In Thousands)

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5. NOTE PAYABLE (Continued):

Future principal maturities of the note payable as of December 31, 2002, are as follows:

2003	$ 3,791
2004	3,979
2005	4,303
2006	4,586
2007	4,887
Thereafter	322,009

$ 343,555

Interest costs capitalized for the years ended December 31, 2002 and 2001 were $1,093 and $3,962, respectively.

6. RELATED PARTIES:

The Company has an agreement with Westfield Management Company ("WMC"), a wholly owned subsidiary of Westfield Corporation, Inc. ("WCI"), to manage and lease the Center. In consideration for providing these management services, WMC is reimbursed certain recoverable property operating costs including mall related payroll and is entitled to receive gross fees of 5% of minimum and percentage rents received by the Company. Property management fees totaling $1,229 and $943, net of capitalized leasing fees of $873 and $738, were expensed by the Company for the years ended December 31, 2002 and 2001, respectively. Included in accounts payable and accrued expenses at December 31, 2002 and 2001 are management fees payable to WMC totaling $191 and $154, respectively.

In addition to management fees, WMC was reimbursed for recoverable operating costs, including mall related payroll costs, totaling $1,534 and $1,267 for the years ended December 31, 2002 and 2001, respectively.

VF MALL LLC

NOTES TO FINANCIAL STATEMENTS

(In Thousands)

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6. RELATED PARTIES (Continued):

The Company entered into a Design, Development and Construction Agreement with WCI related to a $175,112 expansion and redevelopment of Westfield Shoppingtown Valley Fair. During the years ended December 31, 2002 and 2001, WCI was reimbursed $7,633 and $66,696 respectively for expansion, redevelopment and related work on the Center.

  NON CASH INVESTING ACTIVITIES

During the years ended December 31, 2002 and 2001, construction in progress of $14,250 and $152,420 was placed into service, respectively. Additionally, deferred costs of $374 were transferred from construction in progress in 2002.

At December 31, 2002 construction in progress includes $5,395 of remaining contractual obligations accrued in accounts payable and accrued liabilities.

8. FINANCIAL INSTRUMENT:

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statements of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value of the Company's financial instrument has been determined by the Company's management, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The fair value estimate presented herein is based on pertinent information available to management as of December 31, 2002. Management is not aware of any factors that would significantly affect the estimated fair value amount. As of December 31, 2002, future estimates of fair value and the amount that may be paid for, or realized in the future, may differ significantly from the amount presented herein.

VF MALL LLC

NOTES TO FINANCIAL STATEMENTS

(In Thousands Except Floor Area Amounts)

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8. FINANCIAL INSTRUMENT (Continued):

Note Payable:

To determine the fair market value, the note payable is discounted at a rate based on current lending rates, the remaining term to maturity and the note's collateral. At December 31, 2002, the fair value of the note payable is estimated to be $360,092.

9. COMMITMENTS AND CONTINGENCIES:

During 2002 and 2001, the Company was involved in a two phase redevelopment of Westfield Shoppingtown Valley Fair which included the addition of a 225,000 square foot anchor store, 275,000 square feet of additional specialty stores, and two additional parking structures. The anchor store for Nordstrom and a portion of the new specialty store space was completed and opened in March 2001. The balance of the redevelopment was completed in March 2002. The Company had an outstanding commitment for the redevelopment totaling $472 at December 31, 2002.

The Company is subject to the risks inherent in the ownership and operation of commercial real estate. These include, among others, the risks normally associated with changes in the general economic climate, trends in the retail industry, including creditworthiness of retailers, competition for retailers, changes in tax laws, interest rate levels, the availability of financing, and potential liability under environmental and other laws.

The Center has been subjected to a Phase I environmental review. The review has not revealed, nor is management aware of, any probable or reasonably possible environmental costs that management believes would be material to the financial statements.

The Company currently is neither subject to any material litigation nor, to management's knowledge, is any material litigation currently threatened against the Company other than routine litigation and administrative proceedings arising in the ordinary course of business.